EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-215504) pertaining to the 2016 Stock Incentive Plan of Forterra, Inc. of our report dated March 7, 2018, with respect to the consolidated financial statements of Forterra, Inc. (Successor) and the combined financial statements of the North American building products operations of HeidelbergCement AG (the Predecessor), and the effectiveness of internal control over financial reporting of Forterra, Inc., included in the Annual Report (Form 10-K) of Forterra, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Dallas, Texas
March 7, 2018